CANARY STAKED TRX ETF S-1/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form S-1 of our report dated August 19, 2026, relating to the financial statement of Canary Staked TRX ETF as of July 27, 2026, and to the references to our firm under the heading “Experts” in such Registration Statement.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
August 19, 2026